As filed with the Securities and Exchange Commission on April 2, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERMOUNTAIN COMMUNITY BANCORP

(Exact name of registrant as specified in its charter)

IDAHO	82-0499463
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

414 Church Street, Sandpoint, Idaho 83864 (208) 263-0505

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated 2012 Stock Option and Equity Compensation Plan

(Full title of plans)

Copies of communications to:

KUMI YAMAMOTO BARUFFI, ESQ. Graham & Dunn P.C. Pier 70 2801 Alaskan Way, Suite 300 Seattle, Washington 98121-1128 (206) 340-9667	CURT HECKER President and CEO 414 Church Street Sandpoint, Idaho 83864 (208) 263-0505

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum Aggregate offering price (2)	Amount of registration fee (2)
Common shares	175,000	$16.98	$2,971,500	$382.73

Notes:

1.	Shares of Registrant’s Common Stock issuable upon shares reserved for issuance pursuant to future awards under the Amended and Restated 2012 Stock Option and Equity Compensation Plan (the “Plan”), together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance under the Plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock, as provided in Rule 416(a) under the Securities Act.
2.	Estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (“Securities Act”), the price per share is estimated to be $16.98 based upon the high ($17.00) and low ($16.95) trading prices of the common stock, no par value per share of Intermountain Community Bancorp as reported on The Nasdaq Stock Market on March 31, 2014.

INCORPORATION BY REFERENCE

Pursuant to General Instruction E of Form S-8, the contents of the Registration Statement on Form S-8 filed by Intermountain Community Bancorp on July 25, 2013 under Registration No. 333-190124, with respect to the securities offered pursuant to the Intermountain Community Bancorp 2012 Stock Option and Equity Compensation Plan are incorporated by reference, with the exception of such opinions, consents, required signatures and exhibits, which are included and made a part of this registration statement. The 2012 Stock Option and Equity Compensation Plan was amended and restated to increase the total shares authorized for issuance thereunder by 175,000 shares. The Amended and Restated 2012 Stock Option and Equity Compensation Plan was approved by the shareholders of the registrant at its annual meeting on April 2, 2014.

Item 8.	Exhibits.

Exhibit Number	Description

5.1	Opinion of Graham & Dunn PC, Registrant’s legal counsel, regarding legality of the Common Stock being registered

23.1	Consent of Graham & Dunn PC (included in Exhibit 5.1)

23.2	Consent of BDO USA, LLP

24.1	Powers of Attorney (see the Signature Page)

99.1	Amended and Restated 2012 Stock Option and Equity Compensation Plan

99.2	Form of Restricted Stock Agreement (Performance #1)

99.3	Form of Restricted Stock Agreement (Performance #2)

99.4	Form of Restricted Stock Agreement (Performance #3)

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration

Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sandpoint, State of Idaho, on April 2, 2014.

INTERMOUNTAIN COMMUNITY BANCORP

By:	/s/ Curt Hecker
Curt Hecker
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Curt Hecker and Douglas Wright, and each of them, with full power of substitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act, this Power of Attorney has been signed by the following persons, in the capacities indicated, on April 2, 2014.

Signature	Title

/s/ Curt Hecker	President, Director and CEO (Principal Executive Officer)
Curt Hecker

/s/ Douglas Wright	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Douglas Wright

/s/ Ford Elsaesser	Chairman of the Board
Ford Elsaesser

/s/ James T. Diehl	Director
James T. Diehl

Director
Ronald Jones

/s/ Russell J. Kubiak, Jr	Director
Russell J. Kubiak, Jr

/s/ Maggie Y. Lyons	Director
Maggie Y. Lyons

/s/ John B. Parker	Director
John B. Parker

/s/ John T. Pietrzak	Director
John T. Pietrzak

/s/ Michael J. Romine	Director
Michael J. Romine

/s/ John L. Welborn, Jr.	Director
John L. Welborn, Jr.

INDEX OF EXHIBITS

Exhibit Number	Description

5.1	Opinion of Graham & Dunn PC, Registrant’s legal counsel, regarding legality of the Common Stock being registered

23.1	Consent of Graham & Dunn PC (included in Exhibit 5.1)

23.2	Consent of BDO USA, LLP

24.1	Powers of Attorney (see the Signature Page)

99.1	Amended and Restated 2012 Stock Option and Equity Compensation Plan

99.2	Form of Restricted Stock Agreement (Performance #1)

99.3	Form of Restricted Stock Agreement (Performance #2)

99.4	Form of Restricted Stock Agreement (Performance #3)